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
                                                                  Exhibit 12

                    AMERICAN GENERAL FINANCE CORPORATION
              Computation of Ratio of Earnings to Fixed Charges
                                 (Unaudited)


                                                         Nine Months Ended
                                                           September 30,
                                                        1999          1998
                                                      (dollars in thousands)
Earnings:
  Income before provision for income
    taxes                                             $266,428      $226,137
  Interest expense                                     412,834       368,883
  Implicit interest in rents                            11,604         8,543

Total earnings                                        $690,866      $603,563


Fixed charges:
  Interest expense                                    $412,834      $368,883
  Implicit interest in rents                            11,604         8,543

Total fixed charges                                   $424,438      $377,426


Ratio of earnings to fixed charges                        1.63          1.60
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